Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

NORTEK HOLDINGS, INC. AND NORTEK, INC.
ANNOUNCE ACCEPTANCE FOR PURCHASE OF NOTES
TENDERED IN TENDER OFFERS

PROVIDENCE, RI, August 27, 2004—Nortek Holdings, Inc. (“Nortek Holdings”), the parent company of Nortek, Inc. (“Nortek”), and Nortek, a leading international designer, manufacturer and marketer of high-quality brand name building products, announced today that Nortek Holdings has accepted for purchase all of its 10% Senior Discount Notes due 2011 (the “Discount Notes”) that were validly tendered and not withdrawn pursuant to its previously announced tender offer to purchase for cash all of its outstanding Discount Notes, and Nortek has accepted for purchase all of its 9.875% Senior Subordinated Notes due June 15, 2011 (the “9.875% Notes”) and Senior Floating Rate Notes due 2010 (“Floating Rate Notes”) that were validly tendered and not withdrawn pursuant to its previously announced tender offers to purchase for cash all of its outstanding 9.875% Notes and Floating Rate Notes. The tender offers expired at 9:00 a.m., New York City time, today.

According to U.S. Bank National Association, the depositary for the tender offers, all of the outstanding Discount Notes ($515.0 million in aggregate principal amount at maturity), approximately $240.0 million in aggregate principal amount of the 9.875% Notes, and $199.0 million in aggregate principal amount of the Floating Rate Notes were validly tendered and not withdrawn in the tender offers. Following the purchase by Nortek Holdings and Nortek today of the notes accepted in the tender offers, approximately $10.0 million in aggregate principal amount of the 9.875% Notes and $1.0 million in aggregate principal amount of the Floating Rate Notes remain outstanding.

Holders of Discount Notes who tendered their notes in the tender offers received $842.44 per $1,000 principal amount at maturity, of which $20.00 represents a consent payment, for such notes. The aggregate cost to purchase the Discount Notes tendered in the tender offers was approximately $433.9 million.

Holders of 9.875% Notes who tendered their notes prior to the consent expiration date received $1,163.59 per $1,000 principal amount for such notes, plus accrued and unpaid interest to, but not including, today’s date. Holders who tendered 9.875% Notes after the consent expiration date, received $1,143.59 per $1,000 principal amount at maturity for such notes, plus accrued and unpaid interest to, but not including, today’s date. The aggregate cost to purchase the 9.875% Notes tendered in the tender offers was approximately $283.9 million.

Holders of Floating Rate Notes who tendered their notes in the tender offers received $1,031.25 per $1,000 principal amount, of which $20.00 represents a consent payment, for such notes, plus accrued and unpaid interest to, but not including, today’s date. The aggregate cost to purchase the Floating Rate Notes tendered in the tender offers was approximately $206.8 million.

UBS Securities LLC and Credit Suisse First Boston LLC acted as dealer managers and solicitation agents, MacKenzie Partners, Inc. acted as the information agent and U.S. National Bank acted as the depositary for the tender offers and the related consent solicitations. UBS Securities LLC and Credit Suisse First Boston LLC can be contacted at (888) 722-9555 extension 4210 and (800) 820-1653, respectively. The information agent can be contacted at (800) 322-2885.

Nortek* (a wholly owned subsidiary of Nortek Holdings, Inc.) is a leading international manufacturer and distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets. Nortek offers a broad array of products for improving the environments where people live and work. Its products currently include: range hoods and other spot ventilation products; heating and air conditioning systems; indoor air quality systems; and specialty electronic products.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current plans and expectations of Nortek Holdings and Nortek and necessarily involve risks and uncertainties that could cause actual future events to differ materially from those set forth in the forward-looking statements. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission.

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